Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

HTG Molecular Diagnostics, Inc.

Tucson, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑1 (No. 333-268681), Form S‑3 (Nos. 333-262357 and 333-264210) and Form S-8 (Nos. 333-203930, 333-208325, 333-210401, 333-216942, 333-222571, 333-229303, 333-231349, 333-235961, 333-248207, 333-252142 and 333-258977) of HTG Molecular Diagnostics, Inc. of our report dated March 30, 2023, relating to the consolidated financial statements, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Los Angeles, California

March 30, 2023